Exhibit 99.1

MYOS CORPoration ANNOUNCES $1.81 million Registered Direct Offering

Cedar Knolls, NJ, November 18, 2014 – MYOS Corporation (“MYOS” or the “Company”) (NASDAQ: MYOS), an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve muscle health and performance, announced today that it has entered into an agreement with selected institutional investors to raise approximately $1.81 million in gross proceeds in a registered direct offering through the sale of 193,865 shares of its common stock at a price of $9.37 per share. The investors will also receive: (i) 66-month Class C warrants to purchase an aggregate of 145,399 shares of common stock at an exercise price of $12.00 per share (not exercisable for six months from issuance), (ii) six-month Class D warrants to purchase an aggregate of 193,865 shares of common stock at an exercise price of $9.37 per share and (iii) 84-month Class E warrants to purchase an aggregate of 145,399 shares of common stock with an exercise price of $15.00 per share, which warrants only vest in the event the Class D warrants are exercised (non-exercisable for six months from issuance). If the Class D warrants are exercised in full, the Company expects to receive additional gross proceeds of approximately $1.81 million. In the event the closing price of the Company’s common stock is less than $14.06 per share at the one-year anniversary of the closing of the offering, investors who continue to hold their shares will be entitled to receive an additional number of shares, up to a maximum of 193,865 shares.

The offering is expected to close on November 20, 2014, subject to customary closing conditions. The net proceeds of the financing will be used for general corporate purposes, including working capital, product development and research and development.

Peter Levy, President and Chief Operating Officer of MYOS, commented, “We are preparing for an exciting 2015 on multiple fronts. Our key priorities remain the successful launch of MYOS-branded portfolio of products in the U.S., which we expect in early first half of 2015, signing agreements with leading distributors and the continuation of our basic research and initiation of additional clinical studies of our flagship product, Fortetropin.” Mr. Levy continued, “This capital raise is an important step forward in executing our strategy.”

Joseph DosSantos, Chief Financial Officer of MYOS, added, “Based on management's current projections, following the closing of this financing, we believe we will have sufficient cash to fund the Company's fund operations through 2015.”

Chardan Capital Markets, LLC served as the placement agent for this transaction.

The securities described above are being offered by MYOS through a prospectus supplement pursuant to MYOS’ shelf registration statement previously filed and declared effective by the Securities and Exchange Commission and the base prospectus contained therein. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement and accompanying base prospectus may be obtained, when available, by contacting Chardan Capital Markets, LLC, 150 East 58th Street, 28th Floor, New York, NY 10155, at (646) 465-9012, or the Securities and Exchange Commission's website at http://www.sec.gov.

About MYOS Corporation

MYOS is an emerging biotherapeutics and bionutrition company focused on the discovery, development and commercialization of products that improve muscle health and function essential to the management of sarcopenia, cachexia and degenerative muscle diseases. MYOS is the owner of Fortetropin™, the first clinically proven natural myostatin inhibitor. Myostatin is a natural regulatory protein, which inhibits muscle growth and recovery. Medical literature suggests that lowering myostatin levels has many potential health benefits including increased muscle mass, healthy weight management, improved energy levels, stimulation of muscle healing as well as treating sarcopenia, a condition of age-related loss of muscle mass. To discover why MYOS is known as "The Muscle Company,"™ visit www.myoscorp.com.

The Company's first commercial product containing Fortetropin (MYO-T12), is distributed by Maximum Human Performance (MHP) under the brand name MYO-X® and is currently available on popular retailer websites including http://mhpstrong.com, www.bodybuilding.com, www.amazon.com and in specialty retailers including GNC and Vitamin Shoppe and others. MYOS believes that Fortetropin, as well as future products it envisions, will redefine existing standards for muscle health.

Forward-Looking Statements

Any statements in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements involve risks and uncertainties, including but not limited to those relating to the successful continued research of Fortetropin™ and its effects on myostatin inhibition, inflammatory cytokine levels and cholesterol levels, customer demand for our products, market acceptance of our existing and future products, the ability to create new products through research and development, growth in our revenue, the successful entry into new markets including the age management market, the ability to successfully develop and launch our own core branded products, the ability to collect our accounts receivable from our distributors, the ability to attract additional investors and increase shareholder value, the ability to generate the forecasted revenue stream and cash flow from sales of Fortetropin and MYO-X®, the ability to achieve a sustainable profitable business, the effect of economic conditions, the ability to protect our intellectual property rights, the ability to maintain and expand our manufacturing capabilities and reduce the costs of our products, the ability to enter into strategic relationships with new distributors, the ability to comply with NASDAQ's continuing listing standards, competition from other providers and products, risks in product development, our ability to raise capital to fund continuing operations, and other factors discussed from time to time in our Securities and Exchange Commission filings. We undertake no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made except as required by law.

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These statements have not been evaluated by the Food and Drug Administration. Our products are not intended to diagnose, treat, cure or prevent any disease.

MYOS Corporation Investor and Media Contact

Jenene Thomas
Investor Relations and Corporate Communications
(973) 509-0444
jthomas@myoscorp.com

SOURCE: MYOS Corporation

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